Exhibit 10.1

EIGHTH AMENDMENT TO CREDIT AGREEMENT
THIS EIGHTH AMENDMENT TO CREDIT AGREEMENT, dated as of April 22, 2019 (this “Amendment”), is among AROTECH CORPORATION (collectively, the “Borrower”), the other Loan Parties party to the Credit Agreement described below and JPMORGAN CHASE BANK, N.A. (the “Lender”).
RECITAL
The Borrower, the other Loan Parties and the Lender are parties to a Credit Agreement dated as of March 11, 2016, as amended by a certain First Amendment to Credit Agreement dated as of, as further amended by a certain Second Amendment to Credit Agreement dated as of June 25, 2016, as further amended by a certain Third Amendment to Credit Agreement dated as of June 1, 2017, as further amended by a certain Fourth Amendment to Credit Agreement dated as of June 20, 2017, as further amended by a certain Fifth Amendment to Credit Agreement dated as of September 30, 2017; as further amended by a certain Sixth Amendment to Credit Agreement dated as of July 16, 2018; and as further amended by a certain Seventh Amendment to Credit Agreement dated as of July 19, 2018 (as may be further amended or modified from time to time, the “Credit Agreement”), and desire to amend the Credit Agreement on the terms and conditions of this Amendment.
TERMS
In consideration of the premises and of the mutual agreements herein contained, the parties hereby agree as follows:
ARTICLE IAMENDMENTS. Upon fulfillment of the conditions set forth in Article III hereof, the Credit Agreement shall be amended as follows:
1.1    The following definitions are added to Section 1.01 of the Credit Agreement:
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing

Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Eighth Amendment” means the Eighth Amendment to this Agreement among the parties hereto.
“Eighth Amendment Effective Date” means the date the Eighth Amendment is effective.
“Revolving B Loan Commitment” means the commitment of the Lender to make Revolving Loans and issue Letters of Credit Hereunder, as such commitment may be reduced from time to time pursuant to Section 2.07. As of the Eighth Amendment Effective Date, the amount of the Lender’s Revolving B Loan Commitment is $6,000,000. As of December 31, 2019, the amount of the Lender’s Revolving B Loan Commitment shall be $3,000,000 and Borrower shall promptly repay to Lender any amounts outstanding greater than $3,000,000.
“Revolving B Loan Expiration Date” means February 28, 2020.
“Revolving B Loans” means Loans made pursuant to Section 2.01(e).
“Revolving B Loan Maturity Date” means February 28, 2020.
1.2    The following definitions in Section 1.01 are restated as follows:
“Applicable Rate” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Revolving Commitment CBFR Spread”, “Revolving Commitment Eurodollar Spread” “Term A Loan CBFR Spread”, “Term A Loan Eurodollar Spread”, “Term B Loan CBFR Spread”, “Term B Loan Eurodollar Spread”, “Term C Loan CBFR Spread”, “Term C Loan Eurodollar Spread”, or “Commitment Fee Rate”, as the case may be, based upon the Borrower’s Leverage Ratio as of the most recent determination date, provided that until the delivery to the Lender, pursuant to Section 5.01, of the Borrower’s consolidated financial information for the Borrower’s first fiscal quarter ending after the Effective Date, the “Applicable Rate” shall be the applicable rates per annum set forth below (all numbers are in basis points) below in Category I:

Leverage Ratio	Revolving Commitment CBFR Spread	Revolving Commitment Eurodollar Spread	Term A, B and C Loan CBFR Spread	Term A, B and C Loan Eurodollar Spread	Commitment Fee Rate
Category I < 2.00:1.00	0	175	25	200	25
Category II ≥ 2.00:1.00 but < 2.50:1.00	25	200	50	225	30
Category III ≥ 2.50:1.00 but < 3.00:1.00	50	250	75	275	35
Category IV ≥ 3.00:1.00 but < 3.50:1.00	75	300	100	325	40
Category V ≥ 3.50:1.00	125	350	100	325	50

Notwithstanding anything herein to the contrary, the Applicable Rate with respect to (x) Revolving B Loans that are CBFR Loans shall be 50 basis points, (y) Revolving B Loans that are Eurodollar Loans shall be 250 basis points and (z) the Commitment Fee Rate with respect to the Revolving B Loans and Revolving B Commitment shall be 35 basis points.
“Fixed Charge Coverage Ratio” means, on any date, the ratio of (a) EBITDA minus 50% of depreciation expenses for such period to (b) Fixed Charges, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, for the period of four consecutive fiscal quarters ended on or most recently prior to such date.
“Revolving Loan” means a Loan made pursuant to Section 2.01(a) or 2.01(e).

1.3    The following Section 2.01(e) is added to the Credit Agreement as follows
(e)    Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving B Loans in dollars to the Borrower from time to time on or after the Eighth Amendment Effective Date, but prior to the Revolving B Loan Expiration Date, in an aggregate principal amount outstanding not to exceed the Revolving B Loan Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrower, prepay and reborrow the Revolving B Loan.

1.4    Section 2.07(a) of the Credit Agreement is amended and restated as follows:
(a)    Unless previously terminated, (i) the Term A Commitment shall terminate at 5:00 p.m., Detroit time, on the Effective Date, (ii) the Term B Commitment shall terminate on the Term B Draw Expiration Date, (iii) the Term C Commitment shall terminate on the Term C Draw Expiration Date, (iv) the Revolving Commitment shall terminate on the Revolving Credit Maturity Date; and (v) the Revolving B Loan Commitment shall terminate at 5:00 p.m., Detroit time on the Revolving B Loan Expiration Date.

1.5    Section 2.08(a) of the Credit Agreement is restated as follows:
(a)    The Borrower hereby unconditionally promises to pay the Lender (i) the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date, (ii) the then unpaid principal amount of the Revolving B Loan on the Revolving B Loan Maturity Date, (iii) in the event and on such occasion that the Revolving Exposure exceeds the lesser of (A) the Revolving Commitment and (B) the Borrowing Base, the Borrower shall prepay the Revolving Loans made pursuant to Section 2.01(a), and/or LC Exposure (or, if no such Borrowings are outstanding, deposit cash collateral in the LC Collateral Account in an aggregate amount equal to such excess, in accordance herewith, and (iv) in the event and on such occasion that the aggregate outstanding principal balance of the Revolving B Loans exceeds the Revolving B Commitment, the Borrower shall prepay the Revolving B Loans in an aggregate amount equal to such excess.
1.6    Section 2.10(a) of the Credit Agreement is restated as follows:
    (a) The Borrower agrees to pay to the Lender a commitment fee, which shall accrue at the Applicable Rate (i) on the daily amount of the undrawn portion of the Revolving Commitment of the Lender during the period from and including the Effective Date to but excluding the date on which the Lender’s Revolving Commitment terminates (it being understood that the LC Exposure shall be included in the drawn portion of the Revolving Commitment for purposes of calculating the commitment fee) and (ii) on the daily amount of the undrawn portion of the Revolving B Commitment of the Lender during the period from and including the Effective Date to but excluding the date on which the Lender’s Revolving B Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitment terminates, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

1.7    Section 3.11 of the Credit Agreement is amended by adding the following to the end thereof: “As of the Eighth Amendment Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Eighth Amendment Effective Date to the Lender in connection with this Agreement is true and correct in all respects.”
1.8    Section 5.01(j) of the Credit Agreement is restated as follows:

(j)    promptly following any request therefor, (x) such other information regarding the operations, material changes in ownership of Equity Interests, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Lender may reasonably request and (y) information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation; and

(k) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Lender may reasonably request.

1.9    Section 5.02(e) of the Credit Agreement is restated as follows:
(e) (i) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification and (ii) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

1.10    The following new Section 6.03(f) is added to the Credit Agreement:
(f) No Loan Party will, nor will it permit any Subsidiary to, consummate a Division as the Dividing Person, without the prior written consent of the Lender. Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of Lender as required above), each Division Successor shall be required to comply with the obligations set forth in Section 5.14 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents.

1.11    Section 6.12 of the Credit Agreement is restated as follows:
(a)    Leverage Ratio. The Borrower will not permit the Leverage Ratio, on the last day of each fiscal quarter set forth below, to be greater than the ratio set forth below opposite such date:

Quarter End Date	Ratio
March 31, 2019	3.75:1
June 30, 2019	5.50:1
September 30, 2019	6.25:1
December 31, 2019	4.00:1
March 31, 2020 and each quarter thereafter	3.00:1

(b)    Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio, on the last day of each fiscal quarter set forth below, to be less than the ratio set forth below opposite such date:

Quarter End Date	Ratio
March 31, 2019	1.20:1
June 30, 2019	1.00:1
September 30, 2019	1.00:1
December 31, 2019 and each quarter thereafter	1.20:1

ARTICLE II    REPRESENTATIONS. Each Loan Party represents and warrants to the Lender that:
2.1    The execution, delivery and performance of this Amendment are within its powers, have been duly authorized and are not in contravention with any law, or the terms of its articles of incorporation or organization (as applicable), by-laws or operating agreement (as applicable), or any undertaking to which it is a party or by which it is bound.
2.2    The Amendment is the valid and binding obligation of each Loan Party, enforceable against such Borrower in accordance with its terms.
2.3    After giving effect to the amendments and waivers herein contained, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof and no Default has occurred and is continuing.
ARTICLE III     CONDITIONS OF EFFECTIVENESS. This Amendment shall be effective as of the date hereof when each of the following is satisfied:
3.1    Each Loan Party and the Lender shall have executed this Amendment.
3.2    The Lender shall have received, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

3.3    The Lender shall have received such other documents requested by the Lender, including without limitation resolutions approving this Amendment and officers’ certificates.

ARTICLE IV    MISCELLANEOUS.
4.1    References in the Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time. This Amendment is a Loan Document. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement. Without limiting the foregoing, each of the Loan Parties acknowledges and agrees that all references to Secured Obligations in any of the

Collateral Documents shall be deemed references to Secured Obligations as such term is amended hereby and as further amended or modified from time to time in accordance with the Loan Documents.
4.2    Except as expressly amended hereby, each Loan Party agrees that the Loan Documents are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing.
4.3    This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument and signatures sent by facsimile or other electronic imaging shall be enforceable as originals.
[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the day and year first above written.

AROTECH CORPORATION

By: /s/ Kelli L. Kellar

Name: Kelli L. Kellar

Title: VP Finance & CFO

FAAC INCORPORATED

By: /s/ Kelli L. Kellar

Name: Kelli L. Kellar

Title: Treasurer

ELECTRIC FUEL BATTERY CORP.

By: /s/ Kelli L. Kellar

Name: Kelli L. Kellar

Title: Treasurer

UEC ELECTRONICS, LLC

By: /s/ Kelli L. Kellar

Name: Kelli L. Kellar

Title: Treasurer

JPMORGAN CHASE BANK, N.A.

By: /s/ Michelle L. Montague

Name: Michelle L. Montague

Title: Vice President

SIGNATURE PAGE TO EIGHTH AMENDMENT TO CREDIT AGREEMENT